Exhibit 99.1

FOR IMMEDIATE RELEASE

February 7, 2025

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports 1st Quarter Fiscal 2025 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended December 31, 2024 (“Q1 FY25”). In Q1 FY25, the Company posted (i) total revenue of $8.7 Million (“M”), a decrease of approximately 3.3% over total revenue of $9.0M for the quarter ended December 31, 2023 (“Q1 FY24”); (ii) Q1 FY25 operating income of $0.1M compared to Q1 FY24 operating loss of ($0.2M); and (iii) net loss attributable to common shareholders of ($2.0M) in Q1 FY25 compared to net income attributable to common shareholders of $0.1M in Q1 FY24.

“The quarter ending December 31, 2024 showed increases in gross profit, operating income and Adjusted EBITDA. This progress reflects the increased use of our products and services in legacy programs and continued expansion through newly awarded contracts domestically and abroad. With a strong pipeline and a commitment to delivering value, we are poised for continued success in fiscal year 2025” said Derek Cassell, Track Group’s CEO.

FINANCIAL HIGHLIGHTS

●	Total Q1 FY25 revenue of $8.7M decreased approximately 3.3% compared to Q1 FY24 revenue of $9.0M. The decrease in revenue was driven principally by a decrease in people assigned to monitoring for clients in Michigan and Virginia, and our recently sold Chilean subsidiary. This decrease was partially offset by revenue increases for clients in Illinois, Puerto Rico and the Bahamas who experienced increases in the number of people assigned to monitoring.

●	Gross profit of $4.4M in Q1 FY25 increased approximately 5.2% compared to Q1 FY24 gross profit of $4.2M due to a decrease in monitoring center costs, partially offset by a decrease in revenue.

●

Operating income in Q1 FY25 of $0.1M increased compared to the operating loss of ($0.2M) in Q1 FY24. The increase in net income in Q1 FY25 is primarily due to a decrease in cost of revenue and a decrease in operating expense.

●

Adjusted EBITDA for Q1 FY25 of $1.2M, increased compared to $1.1M for Q1 FY24 due to an increase in operating income and gross profit. Adjusted EBITDA in Q1 FY25 as a percentage of revenue increased to 14.4%, compared to 11.8% for Q1 FY24 for the same reasons.

●	Unrestricted cash balance of $3.7M for Q1 FY25 increased compared to $3.6M for Q1 FY24. The change in cash position was principally due to the sale of our Chilean subsidiary.

●	Net loss attributable to shareholders in FY24 was ($2,010,849) compared to net income of $461 in FY23, a change principally attributable to lower revenue and a foreign currency exchange rate loss.

Business Outlook

Growth in gross profit and operating income in Q1 FY25 reinforces our confidence in the strategic reinvestment in technology and the implementation of new programs initiated in late FY23. These endeavors position us well for sustained growth throughout FY25. As a result, the Company's preliminary outlook for FY25 is as follows:

	Actual				Outlook
	FY 2023		FY 2024		FY 2025
Revenue:	$34.5	M	$36.9	M	$35M	-	$36M

Adjusted EBITDA Margin:	11.1%		14.6%		14%	-	15%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,
	2024	2024
Assets
Current assets:
Cash	$3,740,043	$3,574,215
Accounts receivable, net of allowance for credit losses of $525,141 and $432,904 respectively	5,319,041	4,428,535
Prepaid expense and deposits	420,680	638,293
Inventory, net of reserves of $99,041 and $82,848, respectively	811,992	582,481
Assets held for sale	-	969,481
Total current assets	10,291,756	10,193,005
Property and equipment, net of accumulated depreciation of $293,419 and $430,003, respectively	351,353	317,206
Monitoring equipment, net of accumulated depreciation of $5,145,204 and $5,982,972, respectively	4,550,033	4,598,864
Intangible assets, net of accumulated amortization of $19,954,086 and $19,699,966, respectively	13,415,776	13,959,571
Goodwill	7,913,369	7,941,190
Other assets, net	1,238,608	660,170
Total assets	$37,760,895	$37,670,006

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,336,084	$3,082,467
Accrued liabilities	2,542,932	2,639,318
Liabilities held for sale	-	732,028
Total current liabilities	5,879,016	6,453,813
Long-term debt, net of current portion	42,659,634	42,639,197
Long-term liabilities	679,823	186,407
Total liabilities	49,218,473	49,279,417

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,600,546
Accumulated deficit	(315,274,178)	(312,691,811)
Accumulated other comprehensive loss	1,214,868	(1,519,332)
Total equity (deficit)	(11,457,578)	(11,609,411)
Total liabilities and stockholders’ equity (deficit)	$37,760,895	$37,670,006

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months Ended December 31,
	2024	2023
Revenue:
Monitoring and other related services	$8,441,307	$8,674,485
Product sales and other	227,021	292,487
Total revenue	8,668,328	8,966,972

Cost of revenue:
Monitoring, products and other related services	3,508,762	3,973,989
Depreciation and amortization included in cost of revenue	735,224	789,463
Total cost of revenue	4,243,986	4,763,452

Gross profit	4,424,342	4,203,520

Operating expense:
General & administrative	2,431,118	2,757,887
Selling & marketing	901,189	706,531
Research & development	669,391	682,463
Depreciation & amortization	227,553	239,760
Loss on sale of subsidiary	66,483	-
Total operating expense	4,295,734	4,386,641

Operating income (loss)	128,608	(183,121)

Other income (expense):
Interest income	2,839	48,162
Interest expense	(571,798)	(486,084)
Currency exchange rate gain (loss)	(1,499,262)	538,945
Total other income (expense)	(2,068,221)	101,023
Net income (loss) before income taxes	(1,939,613)	(82,098)
Income tax expense (benefit)	71,236	(82,559)
Net income (loss) attributable to common stockholders	(2,010,849)	461
Release of cumulative translation adjustment for sale of subsidiary	1,390,913	-
Equity adjustment for sale of subsidiary	571,518	-
Foreign currency translation adjustments	771,769	(106,702)
Comprehensive income (loss)	$723,351	$(106,241)
Net income (loss) per share – basic:
Net income (loss) per common share	$(0.17)	$0.00
Weighted average common shares outstanding	11,863,758	11,863,758

Net income (loss) per share – diluted:
Net income (loss) per common share	$(0.17)	$0.00
Weighted average common shares outstanding	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA DECEMBER 31 (UNAUDITED)

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,
	2024	2023

Non-GAAP Adjusted EBITDA
Net income (loss) attributable to common shareholders	$(2,011)	$-
Interest expense, net	569	438
Depreciation and amortization	963	1,029
Income taxes (1)	71	(83)
Board compensation and stock-based compensation	75	53
Foreign exchange expense (gain)	1,499	(539)
Loss on sale of subsidiary	66	-
Other charges (2)	18	164
Total Non-GAAP Adjusted EBITDA	$1,250	$1,062
Non-GAAP Adjusted EBITDA, percent of revenue	14.4%	11.8%

Non-GAAP earnings per share – basic:
Weighted average common shares outstanding	11,863,758	11,863,758
Non-GAAP earnings per share	$0.11	$0.09

Non-GAAP earnings per share – diluted:
Weighted average common shares outstanding	11,863,758	11,863,758
Non-GAAP earnings per share	$0.11	$0.09

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)	Other charges are expenses related to the board of directors, severance, and other Chile monitoring center costs for our recently sold subsidiary.